                                                               Exhibit 99(a)(1)




 THE CHASE MANHATTAN BANK       BANKERS TRUST COMPANY          NATIONSBANK, N.A.
    270 PARK AVENUE            ONE BANKERS TRUST PLAZA        9 WEST 57TH STREET
   NEW YORK, NY 10017            130 LIBERTY STREET               43RD FLOOR
                                NEW YORK, NY 10006            NEW YORK, NY 10019


                           CHASE SECURITIES INC.   DEUTSCHE BANK SECURITIES INC.
                              270 PARK AVENUE           130 LIBERTY STREET
                            NEW YORK, NY  10017         NEW YORK, NY  10006






                                                                   June 28, 1999





BFH Merger Corp.
c/o Thomas H. Lee Company
75 State Street
Boston, MA  02102

Attention:  Anthony J. Dinovi

c/o Evercore Advisors Inc.
65 East 55 Street, 33rd Floor
New York, New York 10022

Attention:  Austin M. Beutner


Re:  SENIOR CREDIT FACILITY

                                COMMITMENT LETTER

Ladies and Gentlemen:

                  You have advised The Chase Manhattan Bank ("Chase"), Chase Securities Inc. ("CSI"), Bankers Trust Company ("BTCo"), Deutsche Bank Securities Inc. ("DBSI") and NationsBank, N.A. ("NationsBank" and, together with Chase, CSI, DBSI and BTCo, each, a "Co-Agent" and collectively, the "Co-Agents") that BFH Merger Corp. ("MergeCo"), a

                                                                              -2


Delaware corporation formed by Thomas H. Lee Company and its affiliates (collectively, "THL"), Evercore Capital Partners L.P. and its affiliates ("ECP") and one or more other investors acceptable to the Co-Agents (together with THL and ECP, the "Equity Investors"), intends to consummate a recapitalization (such transaction, together with the Merger referred to below, the "Recapitalization") of Big Flower Holdings, Inc. ("Holdings"), as a result of which (x) the Equity Investors would own approximately 81.8% of the issued and outstanding shares of common stock of Holdings and (y) certain existing management of Holdings (the "Holdover Shareholders") would own approximately 18.2% of the issued and outstanding shares of common stock of Holdings. As part of the Recapitalization,
(i) the Holdover Shareholders would retain equity capital in Holdings with a value of approximately $60.1 million (the "Equity Retention") and (ii) cash in an aggregate amount of approximately $585.0 million will be distributed to the existing shareholders and option holders of Holdings (other than in respect of equity being retained pursuant to the Equity Retention). We understand that the Recapitalization shall be effected by means of a merger of MergeCo with and into Holdings, with Holdings as the surviving corporation of such merger (the "Merger"), pursuant to an agreement and plan of merger, dated as of June 29, 1999, between MergeCo and Holdings (the "Merger Agreement"). We understand that the percentages and dollar amounts set forth above are subject to adjustment as provided in Section 2.03 of the Merger Agreement. We further understand that (i) in connection with the Recapitalization, Holdings and/or certain of its subsidiaries intend to refinance the existing senior credit facilities and certain other existing indebtedness of Holdings and its subsidiaries in an aggregate principal amount not to exceed $272.1 million (the "Existing Debt Refinancing") and (ii) the currently outstanding 6% Convertible Quarterly Income Preferred Securities of Big Flower Trust I (the "QUIPS") shall remain outstanding after giving effect to the Merger with no defaults or events of default existing with respect thereto, except that, at the option of the holders thereof, the QUIPS may be converted into the right to receive cash and Seller PIK Preferred Stock (as defined below) in an aggregate amount for all outstanding QUIPS not to exceed $138.8 million (with any such conversion payments required to be made in connection with the consummation of the Merger, being herein called the "QUIPS Conversion Payments" and, together with the Existing Debt Refinancing, collectively, the "Refinancing").

                  We understand that the sources of funds needed to effect the Recapitalization and the Refinancing, to pay all fees and expenses incurred in connection therewith and to provide for the ongoing working capital needs and general corporate requirements of Holdings and its subsidiaries shall be provided solely through (i) at least $390.0 million from the issuance by MergeCo of common stock (the "Common Equity Issuance") to the Equity Investors (of which at least $220.0 million shall be cash contributed by THL and at least $60.1 million shall be provided by the Holdover Shareholders pursuant to the Equity Retention); provided that both the $390.0 million and $220.0 million amounts set forth above in this clause (i) shall be reduced, but not by more than $60.0 million, by the amount of cash invested as contemplated by succeeding clause
(iv), (ii) $400.0 million from the incurrence by Holdings of unsecured and unguaranteed senior debt (the "Holdings Senior Debt"), (iii) $123.0 million from the issuance by Holdings of 10% pay-in-kind preferred stock to the Equity Investors and certain Holdover Shareholders (the "Seller PIK Preferred Stock"),
(iv) up to $60.0 million from the issuance of an Investment Instrument (as defined in the Merger Agreement) by Holdings to THL and ECP (the "Investment

                                                                              -3


Instrument") and (v) the incurrence by Big Flower Press Holdings, Inc., a wholly owned-subsidiary of Holdings ("BFPH"), of indebtedness under the Senior Credit Facility described below (the financing transactions described in preceding clauses (i), (ii), (iii), (iv) and (v) are herein collectively referred to as the "Financing Transactions", with the Recapitalization, the Existing Debt Refinancing, the QUIPS Conversion Payments (to the extent consummated on the Closing Date) and the Financing Transactions being herein collectively called the "Transaction").

                  The Co-Agents further understand that the senior secured bank financing will be in the form of (i) a $200.0 million term loan facility (the "Tranche B Term Loan Facility"), to be made available to the Borrower pursuant to a single drawing on the date of the consummation of the Recapitalization (the "Closing Date") and (ii) a revolving credit facility (the "Revolving Credit Facility" and, together with the Tranche B Term Loan Facility, the "Senior Credit Facility") in the amount of $270.0 million to be made available to the Borrower on and after the Closing Date; PROVIDED, that proceeds of the loans under the Revolving Credit Facility in an amount not to exceed $150.0 million (reduced, but not below $11.2 million, by the amount by which $138.8 million exceeds the amount of cash QUIPS Conversion Payments actually made) may be used to make payments owing in connection with the Transaction. A preliminary summary of terms and conditions of the Senior Credit Facility is attached as Exhibit A to this letter (the "Term Sheet").

                  Each of Chase, BTCo and NationsBank is pleased to advise you of its commitment, on several basis and upon the terms and subject to the conditions set forth or referred to in this commitment letter (this "Commitment Letter") and in the Term Sheet, to provide (x) 40%, in the case of Chase, (y) 40%, in the case of BTCo and (z) 20%, in the case of NationsBank, of the Senior Credit Facility.

                  It is agreed that Chase shall act as the sole and exclusive Administrative Agent (in such capacity, the "Administrative Agent"), CSI (or an affiliate designated by it) and DBSI (or an affiliate designated by it) shall act as the Joint Lead Arrangers (in such capacity, the "Joint Lead Arrangers"), CSI (or an affiliate designated by it) and DBSI (or an affiliate designated by it) shall act as the Joint Book Managers (in such capacity, the "Joint Book Managers"), BTCo (or an affiliate designated by it) shall act as sole and exclusive Syndication Agent (in such capacity, the "Syndication Agent") and NationsBank shall act as the Documentation Agent (in such capacity, the "Documentation Agent"), for the Senior Credit Facility, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that, except as provided below, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Senior Credit Facility unless you and the Co-Agents shall so agree.

                  The Joint Lead Arrangers intend to syndicate the Senior Credit Facility (including, in each Co-Agent's discretion, all or part of its commitment hereunder) to a group of financial institutions (together with Chase, BTCo and NationsBank, the "Lenders") identified by the Joint Lead Arrangers in consultation with you. The Joint Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you

                                                                              -4


agree actively to assist the Joint Lead Arrangers in completing a syndication satisfactory to them. Such assistance shall include (a) your endeavoring to see that the syndication efforts benefit materially from your, THL's, ECP's and Holdings' existing lending relationships, (b) direct contact between senior management of THL, ECP, Holdings, BFPH and the proposed Lenders, (c) assistance by you in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with Holdings, BFPH and the Joint Lead Arrangers, of a meeting of prospective Lenders.

                  In consultation with you, the Joint Lead Arrangers will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Joint Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Joint Lead Arrangers and the Co-Agents all information with respect to Holdings and its subsidiaries, THL, ECP, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as the Co-Agents may reasonably request in connection with the arrangement and syndication of the Senior Credit Facility. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to any Co-Agent by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Co-Agent by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Senior Credit Facility we may use and rely on the Information and Projections without independent verification thereof.

                  As consideration for each of Chase's, BTCo's and NationsBank's commitment hereunder and the Co-Agents' agreement to perform the services described herein, you agree to pay to the Co-Agents the nonrefundable fees set forth in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter") on the basis provided therein.

                  Each of Chase's, BTCo's and NationsBank's commitment hereunder and the Co-Agents' agreement to perform the services described herein are subject to (a) there not occurring or becoming known to any Co-Agent any material adverse condition or material adverse change in or affecting the business, operations, property, assets, condition (financial or otherwise) or reasonably foreseeable prospects of Holdings and its subsidiaries taken as a whole, (b) the Co-Agents not becoming aware after the date hereof of any information or other matter affecting Holdings and its subsidiaries or the transactions contemplated hereby, which is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Co-Agents prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in the Co-Agents' judgment, could materially impair the syndication of the Senior Credit Facility, (d) each Co-

                                                                              -5


Agent's satisfaction that prior to and during the syndication of the Senior Credit Facility there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Holdings or any of its subsidiaries or affiliates (other than the Holdings Senior Debt and a new accounts receivable facility replacing the existing accounts receivable facility of the Borrower) and (e) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of each of Chase's, BTCo's and NationsBank's commitment hereunder and of the Senior Credit Facility are not limited to those set forth herein and in the Term Sheet and the Fee Letter. Those matters that are not covered herein or in the Term Sheet or the Fee Letter are subject to the approval and agreement of the Co-Agents, THL and ECP.

                  You agree (a) to indemnify and hold harmless the Co-Agents, the Lenders, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Senior Credit Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, PROVIDED that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct, bad faith or gross negligence of such indemnified person, and (b) to reimburse each Co-Agent and its affiliates on the Closing Date for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Senior Credit Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Senior Credit Facility.

                  You acknowledge that the Co-Agents and/or any of their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your affiliates may have conflicting interests regarding the transaction described hereby and otherwise. Each Co-Agent agrees that it will not use or disclose confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Co-Agents of services for other companies, and each Co-Agent agrees that it will not furnish any such information to other companies. You also acknowledge that the Co-Agents have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

                  This Commitment Letter shall not be assignable by you to any person or entity

                                                                              -6


other than BFPH (so long as BFPH has assumed all of your obligations hereunder pursuant to an agreement satisfactory to us) without the prior written consent of the Co-Agents (and any purported assignment without such consent shall be null and void), and is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Co-Agents. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Senior Credit Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the law of the State of New York.

                  This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), PROVIDED, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

                  The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's, BTCo's and NationsBank's commitments hereunder.

                  If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to Chase executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on June 29, 1999. Each of Chase's, BTCo's and NationsBank's commitment and the Co-Agents' agreements herein will expire at such time in the event Chase has not received such executed counterparts in accordance with the immediately preceding sentence. If you accept this Commitment Letter and the Fee Letter as aforesaid, each of Chase's, BTCo's and NationsBank's commitment herein will terminate at the close of business on December 31, 1999 unless definitive documentation with respect to the Senior Credit Facility satisfactory to each of the Co-Agents and their respective counsel is executed and delivered, and the Closing Date shall have occurred, on or before such date.

                                      * * *

                                                                              -7



                  The Co-Agents are pleased to have been given the opportunity to assist you in connection with this important financing.

                                           Very truly yours,

                                           THE CHASE MANHATTAN BANK



                                           By:/s/ Bruce Borden
                                              -------------------------------
                                               Name:  Bruce Borden
                                               Title: Vice President




                                           CHASE SECURITIES INC.



                                           By:/s/ Claudette Kraus
                                              -------------------------------
                                               Name:  Claudette Kraus
                                               Title: Vice President

                                           BANKERS TRUST COMPANY



                                           By:/s/ Julie Persily
                                              -------------------------------
                                               Name:  Julie Persily
                                               Title: Managing Director



                                           DEUTSCHE BANK SECURITIES INC.



                                           By:/s/ Julie Persily
                                              -------------------------------
                                               Name:  Julie Persily
                                               Title: Managing Director


                                           NATIONSBANK, N.A.



                                           By:/s/ Elizabeth Borow
                                              -------------------------------
                                               Name:  Elizabeth Borow
                                               Title: Managing Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST
WRITTEN ABOVE BY:

BFH MERGER CORP.



By:/s/ Anthony J. DiNovi
   -----------------------------------
     Name: Anthony J. DiNovi
     Title: Chairman of the Board

                                                                       EXHIBIT A
                             SENIOR CREDIT FACILITY
                             ----------------------
                         SUMMARY OF TERMS AND CONDITIONS
                         -------------------------------



BORROWER:                  Big Flower Press Holdings, Inc. (the "Borrower"),
                           PROVIDED that at the request of the Borrower, certain
                           wholly-owned foreign subsidiaries of the Borrower may
                           become borrowers under the Senior Credit Facility on
                           a basis acceptable to the Lenders.

PURPOSE:                   The proceeds from the Tranche B Term Loan Facility
                           (as defined below) will be used by the Borrower to
                           (i) finance the Recapitalization; (ii) effect the Refinancing and (iii) pay related costs and expenses.
                           Proceeds from the Revolving Credit Facility will be used to finance the ongoing working capital requirements of the Borrower and its subsidiaries and for other general corporate purposes of the Borrower and its subsidiaries.

ADMINISTRATIVE AGENT:      The Chase Manhattan Bank.

JOINT LEAD ARRANGERS:      Chase Securities Inc. ("CSI") (or an affiliate
                           designated by it) and Deutsche Bank Securities Inc.
                           ("DBSI") (or an affiliate designated by it).

JOINT BOOK MANAGERS:       CSI (or an affiliate designated by it) and DBSI (or
                           an affiliate designated by it).

SYNDICATION AGENT:         Bankers Trust Company ("BTCo") (or an affiliate
                           designated by it).

DOCUMENTATION AGENT:       NationsBank, N.A. ("NationsBank") (or an affiliate
                           designated by it).

CO-AGENTS:                 Chase, CSI, BTCo, DBSI and NationsBank.

LENDERS: A syndicate of banks and/or other financial institutions (together with Chase, BTCo and NationsBank, the "Lenders").

TYPES AND AMOUNTS
OF FACILITIES:         (1) REVOLVING CREDIT FACILITY: Up to U.S.$270,000,000 six
                           year revolving credit facility, PROVIDED that at the
                           request of the Borrower, a portion of the Revolving
                           Credit Facility may be made available to certain
                           wholly-owned foreign subsidiaries of the Borrower
                           acceptable to the Co-Agents in an amount, in
                           currencies and on terms to be agreed upon.


                           SWINGLINE LOAN SUB-FACILITY: A swingline loan facility of up to U.S. $10 million to be provided by the Administrative Agent (with the other R/C Banks participating in the risks associated with such loans pro rata according to their respective R/C commitments and with utilization reducing availability under the Revolving Credit Facility).

                           LETTER OF CREDIT SUB-FACILITY: A letter of credit facility of up to an amount to be agreed by the Co-Agents to be provided by the Administrative Agent
                           (with the other R/C Banks participating in the risks associated with such letters of credit pro rata according to their respective R/C commitments and with utilization reducing availability under the Revolving Credit Facility).

                       (2) TRANCHE B TERM LOAN FACILITY: Up to $200,000,000
                           single drawdown 7.5/8-year term loan facility.

GUARANTORS:                Big Flower Holdings, Inc. ("Holdings") and each
                           direct and indirect wholly-owned domestic subsidiary
                           of Holdings (other than the Borrower) shall be
                           required to provide an unconditional guaranty of all
                           amounts owing under the Senior Credit Facility
                           (collectively, the "Guaranties", with each entity
                           required to provide a Guaranty being herein called a
                           "Guarantor").

SECURITY:                  The obligations of the Borrower and the Guarantors
                           shall be secured by (x) a first priority perfected
                           pledge of all capital stock and notes owned by the
                           Borrower and the Guarantors (including the stock of
                           the Borrower); PROVIDED that no more than 65% of the
                           voting stock of foreign subsidiaries of the
                           Borrower and the Guarantors shall be required to
                           be pledged to secure the obligations of the
                           Borrower under the Senior Credit Facility unless
                           such pledge may be effected without giving rise to
                           a "deemed dividend" tax liability under applicable
                           law or any other material adverse tax consequence
                           and (y) a first priority perfected security
                           interest in all other tangible and intangible
                           assets (including, without limitation, receivables,
                           contracts, contract rights, securities,
                           intellectual property, inventory, equipment and
                           and real estate) of the Borrower and each
                           Guarantor, subject to customary exceptions for
                           transactions of this type.

                           All documentation evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance satisfactory to each of the Co-Agents, and shall

                                            -2-


                           effectively create first priority security interests in the property purported to be covered thereby.

FINAL MATURITY DATE:   (1) REVOLVING CREDIT FACILITY: Sixth anniversary of
                           the Closing Date.

                       (2) TRANCHE B TERM LOAN FACILITY: Eighth anniversary
                           of the Closing Date; PROVIDED that if the Existing
                           Senior Subordinated Notes are not refinanced on or prior to March 31, 2007 with replacement subordinated notes with a stated final maturity later than the eighth anniversary of the Closing Date, then the Final Maturity of the Tranche B Term Loan Facility shall instead be March 31, 2007.

AMORTIZATION:              The Tranche B Term Loan Facility will amortize in
                           quarterly installments of $250,000 during the period
                           commencing on the six-month anniversary of the
                           Closing Date and ending on the seventh anniversary of
                           the Closing Date, with the remaining principal amount
                           of the Tranche B Term Loan Facility to amortize in
                           equal quarterly installments through the relevant
                           Final Maturity Date.

INTEREST AND COMMITMENT
FEES:                      Set forth in Annex I.

MANDATORY
COMMITMENT REDUCTIONS/
MANDATORY REPAYMENTS:      Mandatory commitment reductions/repayments (to be
                           applied to the various facilities in a manner to be
                           determined) will be required in an amount equal to
                           100% of the net proceeds received from (i) the sale
                           or other disposition of all or any part of the assets
                           of Holdings or its subsidiaries (other than (x) an
                           agreed upon amount, but not less than $60 million, of
                           the net proceeds from the sale of the assets
                           designated as "public" on Section 3.02(g) of the
                           Company's Disclosure Schedule to the Merger
                           Agreement, as such Section of the Disclosure Schedule
                           is attached at the end of this Term Sheet (with such
                           investments being herein called the "Public Internet
                           Investments") may be applied to make payments in
                           respect of the Investment Instrument, (y) 100% of
                           the net proceeds from the sale of the assets not
                           designated as "public" on Section 3.02(g) of the
                           Company's Disclosure Schedule to the Merger
                           Agreement, as such Section of the Disclosure
                           Schedule is attached at the end of this Term
                           Sheet (with such investments being herein called
                           the "Private Internet Investments" and, together
                           with the Public Internet Investments, the
                           "Internet Investments") may be applied to make
                           payments in respect of


                                      -3-


                           the Investment Instrument and (z) certain ordinary course of business sales and dispositions), PROVIDED that the Borrower and its subsidiaries may, in the absence of a default or an event of default under the Senior Credit Facility, reinvest proceeds of certain asset sales during a period
                           (to be agreed upon) following the date of the respective asset sale, (ii) 100% of the net cash proceeds from issuances of debt (other than the proceeds from the issuance of the Holdings Senior
                           Debt) by Holdings and its subsidiaries, with customary exceptions to be agreed upon, (iii) 50% of the net cash proceeds from equity issuances by, or capital contributions to, Holdings and its subsidiaries with customary exceptions to be agreed upon, (iv) 50% of annual excess cash flow, and (v)
                           100% of certain insurance proceeds, PROVIDED that the Borrower and its subsidiaries may, in the absence of a default or an event of default under the Senior
                           Credit Facility, reinvest certain insurance proceeds in an amount to be determined during a period (to be agreed upon) following the date of receipt of such proceeds. The foregoing mandatory commitment reductions/repayments shall be subject to baskets and exceptions to be agreed upon.

VOLUNTARY PREPAYMENTS:     Voluntary prepayments will be permitted in whole or
                           in part, at the option of the Borrower, in minimum
                           principal amounts to be agreed upon, without premium
                           or penalty, subject to reimbursement of the Lenders'
                           redeployment costs in the case of the prepayment of
                           LIBOR borrowings other than on the last day of the
                           relevant Interest Period.

                           The above-described mandatory and voluntary prepayments shall be applied pro rata to the remaining amortization payments under the Tranche B
                           Term Loan Facility.

A. PRECEDENT CONDITIONS    In addition to conditions precedent typical for the
                           types of facilities (including accuracy of
                           representations and absence of defaults) and any
                           other conditions appropriate in the context of the
                           proposed transaction, the following conditions shall
                           apply to the initial borrowing under the Senior
                           Credit Facility (the date of such initial borrowing,
                           the "Closing Date") :

                        1. The structure and all terms of, and the documentation
                           for, each component of the Transaction to be consummated on the

                                      -4-


                           Closing Date shall be reasonably satisfactory to each of the Co-Agents and the Lenders (including, without limitation, (w) with respect to the Holdings Senior
                           Debt and the Seller PIK Preferred Stock, amortizations, maturities, interest and dividend rates, limitations on cash dividends payable, defaults, absence of guaranties and security, remedies and subordination provisions, as applicable,
                           (x) the terms of the Investment Instrument, (y) management shareholder agreements and other shareholder agreements and (z) the materials and documentation publicly filed in connection with the Recapitalization and the Refinancing). Each component of the Transaction to be consummated on the Closing
                           Date shall have been consummated in accordance with the documentation therefor and all applicable law and the capitalization, structure and equity ownership of Holdings and the Borrower shall be as described in the Commitment Letter and herein or otherwise reasonably satisfactory to each of the Co-Agents. The aggregate amount of fees and expenses paid in connection with the Recapitalization, the Refinancing and the other transactions contemplated hereby shall not exceed an amount to be agreed upon. After giving effect to the Transaction, Holdings and its subsidiaries shall have no outstanding indebtedness or preferred stock other than (i) pursuant to the Financing Transactions, (ii) to the extent QUIPS
                           Conversion Payments are not made on the Closing Date, the QUIPS, (iii) the existing senior subordinated notes of BFPH in an aggregate principal amount of $600.1 (the "Existing Senior Subordinated Notes"),
                           (iv) indebtedness deemed to exist under the existing accounts receivable facility of the Borrower and its subsidiaries, and (v) such other indebtedness, if any, as may be acceptable to the Co-Agents (with the indebtedness referred to in clauses (iii), (iv) and
                           (v) being called the "Existing Indebtedness").

                        2. Holdings shall have used the aggregate amount
                           received from the Common Equity Issuance and the issuance of the Seller PIK Preferred Stock and the Investment Instrument and the net cash proceeds from the issuance of Holdings Senior Debt (x) to make payments owing in connection with the Recapitalization and the Refinancing and (y) to pay fees in connection with the Financing Transactions before utilizing any proceeds of Loans pursuant to the Senior Credit Facility for any such purpose. The cash proceeds received from the Common Equity
                           Issuance and the issuance of the Seller PIK Preferred
                           Stock, the Investment Instrument and the Holdings

                                      -5-


                           Senior Debt, when added to the aggregate principal amount of Senior Credit Facility incurred on the Closing Date, shall be sufficient to effect the Transaction and to pay all fees and expenses in connection therewith.

                        3. The Co-Agents and the Lenders shall be satisfied
                           with the terms (and documentation) for all Existing
                           Indebtedness and the QUIPS. All Existing Indebtedness
                           (and the QUIPS, as relevant) shall remain outstanding in accordance with its (or their) terms after giving effect to the Transaction, and no violation of any term or covenant contained in the Existing
                           Indebtedness (and the QUIPS, as relevant) shall occur as a result of the Transaction, and no default shall exist thereunder after giving effect to the consummation of the Transaction.

                        4. Nothing shall have occurred (and the Lenders shall
                           have become aware of no facts or conditions not previously known) which the Co-Agents or the Lenders shall reasonably determine could have a material adverse effect on the rights or remedies of the Lenders or the Co-Agents, or on the ability of Holdings and its subsidiaries to perform their respective obligations to the Lenders or which could have a materially adverse effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise) or the reasonably foreseeable prospects of Holdings and its subsidiaries taken as a whole.

                        5. All Loans and other financing to the Borrower shall
                           be in full compliance with all requirements of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

                        6. The Lenders shall have received such opinions and
                           other appropriate factual information and expert advice as follows: (i) legal opinions from counsel, in form and substance and covering matters, acceptable to the Co-Agents (including an opinion as to no conflict with the Existing Indebtedness and the QUIPS (to the extent same remain outstanding on the Closing Date)), (ii) a solvency opinion with respect to Holdings and its subsidiaries (on a consolidated basis), the Borrower and its subsidiaries (on a consolidated basis) and the Borrower (on a stand-alone basis), after giving effect to the consummation of the Transaction and the financing therefor, reasonably acceptable to the Co-Agents,
                           (iii) a pro forma consolidated balance sheet of Holdings, reasonably acceptable to the Co-Agents, dated as of the date of the most recently

                                      -6-


                           available quarterly financial statements, (iv) audited consolidated financial statements of Holdings for the fiscal years ended December 31, 1996, 1997 and 1998, which financial statements shall be in form and substance satisfactory to the Lenders and (v) the unaudited quarterly and monthly consolidated financial statements of Holdings for the interim period prior to the Closing Date, which financial statements shall be in form and substance satisfactory to the Lenders.

                        7. All costs, fees, expenses (including, without
                           limitation, legal fees and expenses) and other compensation contemplated hereby or any letter executed in connection herewith and payable to the Lenders or the Co-Agents (or their respective affiliates) shall have been paid to the extent due.

                        8. All requisite governmental authorities and third
                           parties shall have approved or consented to the Transaction and the other transactions contemplated hereby to the extent required, all applicable waiting periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that has or could have a reasonable likelihood of restraining, preventing or imposing materially burdensome conditions on any of the Transaction or the other transactions contemplated hereby.

                        9. Each of the Guaranties shall have been executed
                           and delivered. The security agreements required as described under the heading "Security" above shall have been executed and delivered in form, scope and substance reasonably satisfactory to the Co-Agents, and the Lenders shall have a first priority perfected security interest in all assets as are required above. The Lenders shall have received satisfactory title insurance and surveys with respect to certain of the mortgaged real property to be mutually agreed upon by the Borrower and the Co-Agents.

                       10. The Borrower and each Guarantor shall have
                           executed and delivered satisfactory definitive financing documentation with respect to the Senior
                           Credit Facility (the "Credit Documentation").

B. CONDITIONS TO ALL
   LOANS: Absence of default or event of default under the Senior Credit Facilities and continued accuracy of representations and warranties in all material respects.

                                      -7-

COVENANTS:                 Those typical for these types of facilities and any
                           additional covenants appropriate in the context of
                           the proposed transaction (with such covenants having
                           such exceptions or baskets as may be mutually agreed
                           upon). Although the covenants have not yet been
                           specifically determined, we anticipate that the
                           covenants to be agreed upon shall in any event
                           include:

                        1. Financial and other information: certified
                           quarterly and audited annual financial statements, and other customary information.

                        2. Restrictions on indebtedness, with exceptions to
                           be mutually agreed upon.

                        3. Restrictions on mergers, acquisitions, joint
                           ventures, partnerships, investments, and acquisitions and dispositions of assets, with exceptions to be agreed upon.

                        4. Restrictions on sale-leaseback transactions and
                           lease payments.

                        5. Limitations on dividends, redemptions and
                           repurchases of capital stock and debt; PROVIDED that
                           (x) dividends by the Borrower to Holdings will be permitted to enable Holdings to pay (i) interest on the Holdings Senior Debt as and when due, so long as no default or event of default then exists under the Senior Credit Facility or would exist after giving effect thereto, (ii) interest on the outstanding debentures of Holdings held by the special-purpose trust which issued the QUIPS when and as due so long as (I) such trust uses such interest proceeds to pay dividends on the QUIPS when and as due and (II) no default or event of default then exists under the Senior Credit Facility or would exist after giving effect thereto and (iii) certain ordinary course administrative expenses and (y) to the extent permitted above under the heading "Mandatory
                           Commitment Reductions/Mandatory Repayments," payments with respect to the Investment Instrument may be made with the net proceeds from certain sales of Internet
                           Investments.

                        6. Limitation on transactions with affiliates and
                           formation of subsidiaries.

                        7. INTEREST COVERAGE - Ratio of Consolidated EBITDA
                           to Cash Interest Expense (to be defined) for any rolling four quarter

                                      -8-

                           period at levels to be determined.

                        8. LEVERAGE RATIO - Ratio of Consolidated Debt at any
                           time to Consolidated EBITDA for each rolling four quarter period at levels to be determined.

                        9. Restrictions on liens.

                       10. Compliance with laws.

                       11. Adequate insurance coverage.

                       12. ERISA covenants.

                       13. Limitations on capital expenditures.

                       14. Limitation on modifications of the agreements
                           relating to the subordinated debt and preferred stock and organizational documents.

                       15. Limitation on changes in business conducted by
                           Holdings and its subsidiaries, with exceptions to be agreed upon.

                       16. Restrictions on voluntary repayments of
                           indebtedness (including, without limitation, the
                           Holdings Senior Debt).

                       17. Limitation on issuance of redeemable common stock
                           and preferred stock of Holdings and restrictions on issuance of stock by subsidiaries, with certain exceptions to be agreed upon.

                       18. General affirmative covenants usual for
                           facilities and transactions of this type and others to be specified by the Co-Agents (to be applicable to Holdings and its subsidiaries).

                       19. Special purpose covenants shall be applicable to
                           Holdings and the existing special-purpose receivables entity.

                           The Credit Documentation will permit the Borrower to create or acquire subsidiaries which it may, at the time of such creation or acquisition, designate as "Unrestricted Subsidiaries" (including the Internet
                           Investments), so long as (x) no default or event of default is then in existence under the Senior Credit
                           Facility or would result therefrom and (y) the investment in such Unrestricted Subsidiary (including any deemed investment made upon any such designation resulting therefrom) is within the limits described in the last sentence of this paragraph. Unrestricted
                           Subsidiaries shall

                                      -9-


                           not be required to provide Guaranties or security and shall not subject to the covenants contained in the Credit Documentation, except that (x) the "corporate separateness" and "line of business" covenants to be agreed upon shall be applicable thereto and (y) all obligations of Unrestricted Subsidiaries shall be required to be non-recourse to Holdings and its subsidiaries. Unrestricted Subsidiaries shall be ignored in determining Applicable Margins and compliance with the financial covenants contained in the Credit Documentation. So long as no default or event of default is then in existence under the Credit Documentation or would result therefrom, Investments by the Borrower and its subsidiaries
                           (whether as a capital contribution or otherwise) in Unrestricted Subsidiaries shall be permitted in amounts and from sources to be agreed upon.


REPRESENTATIONS
AND WARRANTIES:               Typical for facilities and transactions of this
                              type and others to be specified by the Co-Agents,
                              including but not limited to accuracy of financial
                              statements; no material adverse change; absence of
                              litigation; no violation of agreements or
                              instruments, including no default or event of
                              default; compliance with laws (including ERISA,
                              margin regulations and environmental laws);
                              payment of taxes; ownership of properties;
                              inapplicability of the Investment Company Act;
                              solvency; effectiveness of regulatory approvals;
                              labor matters; environmental matters, including
                              the absence of material environmental liabilities;
                              accuracy of information; and validity, priority and
                              perfection of security interests in the collateral.

EVENTS OF DEFAULT:            Will include (without limitation) payment,
                              misrepresentation, covenant, bankruptcy, ERISA,
                              judgments, actual or asserted invalidity of
                              security documents or guarantees, change of
                              ownership or control, and cross defaults, subject
                              in certain cases, to notice, grace and cure
                              provisions to be agreed.

ASSIGNMENT AND
PARTICIPATIONS:               Each Lender may assign all or a portion of its
                              loans and commitments under the Senior Credit
                              Facility, or sell participations therein, to
                              another person or persons provided that (a) each
                              such assignment shall be in a minimum amount equal
                              to $5,000,000 and shall be subject to certain
                              conditions (including, without limitation, the
                              approval of the Borrower, such approval not to be
                              unreasonably withheld or delayed),

                                      -10-


                              (b) no such assignment shall result in the selling
                              Lender having a commitment of less than $5,000,000
                              (such amount to be reduced proportionately as the
                              total commitment is reduced and term loans are repaid)
                              unless such selling Lender sells all of its loans and
                              commitment pursuant to such assignment, (c) the
                              Administrative Agent shall receive at the time of
                              each such assignment a non-refundable assignment
                              fee of $3,500 from the assigning or assignee Lender
                              and (d) no purchaser of a participation shall have
                              the right to exercise or to cause the selling
                              Lender to exercise voting rights in respect of the
                              Senior Credit Facilit (except as to certain basic
                              issues). Promptly after consummating any
                              assignment, the selling Lender shall notify the
                              Borrower thereof. Pledges of Loans in accordance
                              with applicable law shall be permitted without
                              restriction. Promissory notes shall be issued under
                              the Senior Credit Facility only upon request.


YIELD PROTECTION:             The Credit Documentation shall contain customary
                              provisions (a) protecting the Lenders against
                              increased costs or loss of yield resulting from
                              changes in reserve, tax, capital adequacy and
                              other requirements of laws and from the
                              imposition of or changes in withholding or other
                              taxes and (b) indemnifying the Lenders for
                              "breakage costs" incurred in connection with,
                              among other things, any prepayment of a
                              Eurodollar Loan on a day other than the last
                              day of an interest period with respect thereto.

EXPENSES AND
INDEMNIFICATIONS:  The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Co-Agents associated with the syndication of the Senior Credit Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto
                               (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Co-Agents and the Lenders (including the reasonable fees, disbursement and other charges of counsel) in connection with the enforcement of the Credit
                               Documentation.

                               The Co-Agents and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and

                                      -11-

                               held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of the proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the respective indemnified party).

REQUIRED LENDERS:              51%.

COUNSEL TO THE
CO-AGENTS:                     White & Case LLP.

GOVERNING LAW:                 The law of the State of New York.


                                                                         Annex I

                          INTEREST AND COMMITMENT FEES

A.       BASE RATE OPTION

         Interest shall be at the Base Rate of the Administrative Agent PLUS the relevant Applicable Margin (as defined below), calculated on the basis of the actual number of days elapsed in a year of 365 days, payable quarterly in arrears. The Base Rate is defined as the higher of the Federal Funds Effective Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, or the prime commercial lending rate of the Administrative Agent, as announced from time to time at its head office. Base Rate drawings shall require one business day's prior notice (except that advances under the Swingline Loan Sub-Facility may be made on same day notice) and shall be in minimum amounts to be specified.

B.       LIBOR OPTION

         Interest shall be determined for periods ("Interest Periods") of one, two, three or six months and shall be at an annual rate equal to the London Interbank Offered Rate ("LIBOR") for the corresponding deposits of U.S. Dollars PLUS the relevant Applicable Margin. LIBOR will be determined by the Administrative Agent at the start of each Interest Period. Interest will be paid at the end of each Interest Period or quarterly, whichever is earlier, and is to be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for Regulation D reserve requirements.

C.       DEFAULT INTEREST

         Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the otherwise applicable interest rate plus 2%. Such interest shall be payable on demand.

D.       COMMITMENT FEE

         The relevant Applicable Margin on the unutilized total commitments under the Revolving Credit Facility (for this purpose, with loans pursuant to the Swingline Loan Sub-Facility being deemed not to constitute a utilization of commitments under the Revolving
         Credit Facility), as in effect from time to time, commencing on the Closing Date and continuing to and including the termination of the Revolving Credit Facility, payable quarterly in arrears and upon the termination of the Revolving Credit Facility.

 E.      APPLICABLE MARGIN

         The "Applicable Margin" shall mean the percentage per annum equal to the respective margin set forth below for the loans under the Revolving Credit Facility or the Tranche B Term Loan Facility or the Commitment Fee, as the case may be, PROVIDED that notwithstanding the foregoing,
         (i) the highest margins set forth below shall be in effect (x) for twelve months following the Closing Date and (y) at all times a default of event of default is in existence under the Senior Credit Facility, in either case regardless of the Consolidated Debt to Consolidated EBITDA ratio and (ii) in the event the senior secured debt of the Borrower under the Senior Credit Facility receives a rating of less than BB- from Standard & Poor Ratings Services ("S&P") and Ba3 from Moody's Investor's Services, Inc. ("Moody's"), each Applicable Margin (other than the Applicable Margin for the Commitment
         Fee) shall be increased by 0.25%, it being understood that the failure of S&P or Moody's to rate the senior secured debt of the Borrower shall constitute a failure to meet the specified rating level of such rating agency for purposes of preceding clause (ii).


                                                                                     APPLICABLE
                                                                 APPLICABLE          MARGIN FOR
                                                                 MARGIN FOR             LIBOR
          RATIO           APPLICABLE         APPLICABLE          BASE RATE              LOANS
     CONSOLIDATED        MARGIN FOR BASE     MARGIN FOR          LOANS UNDER            UNDER              APPLICABLE
         DEBT TO         RATE LOANS UNDER    LIBOR LOANS          TRANCHE B            TRANCHE B           MARGIN FOR
     CONSOLIDATED        REVOLVING CREDIT    UNDER REVOLVING     TERM LOAN             TERM LOAN           COMMITMENT
         EBITDA             FACILITY         CREDIT FACILITY      FACILITY                 FEE                 FEE
     ------------        ----------------    ---------------     -----------           ----------          -----------

x > or equal to 4.75           1.25%              2.25%             1.50%                  2.50%                .50%

x > or equal to 4.50           1.00%              2.00%             1.50%                  2.50%               .425%

x > or equal to 4.25           1.00%              2.00%             1.25%                  2.25%               .425%

x > or equal to 3.75            .75%              1.75%             1.25%                  2.25%               .375%

x > or equal to 3.50            .50%              1.50%             1.25%                  2.25%                .30%

x > or equal to 3.50            .50%              1.50%             1.00%                  2.00%                .30%

